Exhibit 10.38

"CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS

OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY

WITH THE SECURITIES AMD EXCHANGE COMMISSION"

DECK-CHECKER®
DISTRIBUTION AGREEMENT

This Deck-Checker® Distribution (this “Agreement”) dated the 19th day of September, 2002 is made by and between Vending Data Corporation, a Nevada Corporation, 6830 Spencer Street, Las Vegas, Nevada 89119, USA (“VDC”) and TCS Aces Pty Limited 41-43 Dickson Avenue, Artarmon, N.S.W. 2064 Australia (“ACES”).

RECITALS

WHEREAS, VDC is negotiating the purchase from Dolphin Advanced Technologies Pty Ltd. and Dolphin Products Pty Ltd. (collectively “DAT”) of the technology for a Product, which is a card scanning and verification machine;

WHEREAS, ACES is the Australian subsidiary of Technical Casino Services Ltd, a company incorporated in the United Kingdom which is the parent company of a group which manufactures and distributes gaming equipment world wide; and

WHEREAS, upon the closing of the proposed purchase and sale transaction between VDC and DAT, VDC wishes to appoint ACES to distribute, service and maintain the Product, and ACES wishes to accept such appointment on the following terms and conditions.

NOW THEREFORE, in consideration of the mutual covenants and undertakings herein, and other good and valuable consideration, the parties agree as follows:

ART. 1   DEFINITIONS

In this Agreement, unless the context otherwise requires:

1.1                                 “Agreement” means this agreement including all Schedules hereto.

1.2                                 “Associate” means and includes any related corporate body of either party.

1.3                                 “Business Day” means a day on which Wells Fargo Bank in Las Vegas, Nevada is open for business.

1.4                                 “Claims” means any claim, action, damage, demand, loss, liability and cost and includes without limitation, claims in tort (including negligence), contract and any claim for consequential loss including loss of profits or damage of any kind howsoever caused or arising.

1.5                                 “Closing” means the closing of VDC’s purchase of the Product from DAT.

1.6                                 “Duty” means any stamp, transaction or registration duty or similar charge imposed by any governmental agency and include without limitation, any interest, fine, penalty, charge or other amount imposed with respect thereto.

1.7                                 “Exclusive Distributor” or “Exclusive Distributorship” means with respect to the Territory, that VDC has appointed only ACES to market, sell and distribute the

Product together with providing maintenance, service and warranty services for the Product.

1.8                                 “Force Majeure” means any event or happening beyond the control of the affected party, which has the effect of delaying, preventing or hindering the performance of any right or obligation hereunder and includes without limitation fire, flood, hail, storm damage, earthquakes, acts of God, acts of war, strikes, civil commotions, industrial disruption, strike, lockout, labor conflicts, power or other utility failure, materials shortage or cessation of supply.

1.9                                 “Intellectual Property” means the patent applications, designs and trademarks and any other industrial or intellectual property right subsisting in the Territory in respect of the Product.

1.10                           “Law” means without limitation, all legislation, rules, regulations, by-laws or other statutory obligation, whether state or federal in the United States or any other state or country, and includes all laws and codes (whether voluntary or otherwise) pertaining to Product quality, standards and safety.

1.11                           “Marketing Program” means ACES development and use of specific marketing incentives, tools, manuals, advertising and promotional materials that are specifically designed for the Product.

1.12                           “Material Breach” means any breach under Arts. 5, 10, 11, 12, and 15 of this Agreement.

1.13                           “Patents” or “Patent Rights” means patents and applications for patents and all patents hereafter issuing upon such applications which validly cover the Product, or which validly cover a process for the manufacturing of Product including any additions, divisions, continuations, substitutions, extensions, renewals thereof obtained from time to time.

1.14                           “Product” means all product listed in Schedule I, as amended in writing by the parties from time to time and shall be referred to and to be known as and distributed as the “Deck-Checker®.”

1.15                           “Shipment” means delivery of the Product from VDC ‘s facility to the destination specified in the purchase order supplied to VDC and commences immediately when Product leaves the premises of VDC or other nominated location.

1.16                           “Term” means the period prescribed in Art 3.

1.17                           “Territory” means the World, excluding North America and the Caribbean Islands.

1.18                           “Trademarks” means the trademarks registered, in the Territory, by VDC and/or DAT, its licensor or assignor with regard to the Product.

ART. 2                                 APPOINTMENT

VDC hereby appoints ACES for the Term as its Exclusive Distributor for the Product in the Territory subject to the terms and conditions of this Agreement, and ACES hereby accepts such appointment.

ART. 3                                 TERM

This Agreement shall become effective upon the Closing, and continue through and including December 31, 2007, or until terminated pursuant to the terms of this Agreement.

ART. 4                                 RELATIONSHIP BETWEEN THE PARTIES

4.1                                           No Joint Venture.  The parties acknowledge and agree that ACES is a separate and independent entity from VDC and that the relationship between the parties is that of independent contractors.  This Agreement shall not to be construed as creating an employment, partnership joint venture, fiduciary or other similar relationship.  Neither party shall be liable for the debts or obligations of the other, and neither has authority to bind the other to any contracts.

4.2                                                       Independent Contractors.  ACES may, after obtaining the prior, written consent of VDC, which consent may be withheld for any reason, or no reason at all, appoint distributors, either Associate companies or independent agents, within the Territory.  Those distributors will operate within the provisions of this Agreement.  Either ACES or its appointed distributor shall buy and sell the Product in its own name and on its own account.

ART. 5                                 OBLIGATIONS OF ACES

5.1                                 General Obligations.  During the term of this Agreement, ACES shall:

(a)          promote the interests of VDC and the Product in a commercially reasonable manner;

(b)         use its commercially reasonable efforts to market, maintain, service and distribute the Product and related services in the Territory in accord with the requirements specified in this Agreement;

(c)          not, by itself or through any Associate, manufacture the Product, directly or indirectly, except upon the prior written consent of VDC;

(d)         not, by itself or through any Associate, manufacture, distribute, market, sell or promote in the Territory any product or device that is identical, similar or competitive with the Product;

(e)          not make any representations or give any warranties or other benefits in favor of any proposed purchaser or lessor to the detriment of VDC beyond those given by VDC to ACES in this Agreement.  Any other representations and warranties that are customary in the casino industry must be first authorized in writing by VDC;

(f)            procure forthwith and maintain all import licenses, Product registrations, transport permits, business licenses, gaming authority approvals and all other things required by Law for the import, storage, sale, installation, maintenance, service and operation of the Product in the Territory.  To the extent the above-mentioned pertain to the corporate licensing of ACES or its appointed distributors, such costs are to be borne by ACES or its appointed distributors.  To the extent the above-mentioned pertain to the licensing and approval of the Product, the obligation to pay costs will be agreed on a case-by-case basis;

"CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION"

(g)         promote and maintain at all times its good corporate reputation in the Territory and ensure that its sub-distributors (if any) do likewise;

(h)         provide VDC, on a quarterly basis, with written forecasts of its anticipated sales, purchase requirements and firm Product orders;

(i)             maintain an adequate stock of Product, spare parts and consumables, which, in the reasonable opinion of ACES, is sufficient to meet customer needs (including, with limitation, stock for projected orders, for replacement, warranty and repair purposes and to ensure that ACES may meet its maintenance, warranty and service obligations hereunder);

(j)             purchase Product spare parts and consumables from VDC (or from its approved supplier) from time to time, both for itself and for its sub-distributors (if any);

(k)          comply with the Product storage and safety instructions at all times;

(l)             maintain records of all consignment stock and report usage of such stock to VDC on a quarterly basis; and

(m)       return to VDC, upon VDC’s written instruction, damaged parts replaced under warranty.

5.2                                 Marketing Obligations.  ACES hereby covenants and agrees to:

(a)          use commercially reasonable efforts to market and sell the Product and to promote, develop and exploit the market for the Product in the Territory;

(b)         devise and implement a Marketing Program with the purpose of promoting sales, leases and commercial exploitation of the Product throughout the Territory;

(c)          assist in devising promotional Product brochures and other written materials for potential purchasers and users;

(d)         assist in devising Product promotional videos and other promotion via the internet;

(e)          conduct trade shows and Product demonstrations;

(f)            ensure that all marketing materials bear the phrase or words to the effect of:

Distributed by ACES Pty Ltd as authorised distributor of VendingData Corporation. Patent pending; and

(g)         not make marketing claims or representations inconsistent with VDC’s Product information.

ART. 6                                 OBLIGATIONS OF VDC

During the Term of the Agreement, VDC shall:

(a)          pay a *** royalty to ACES on the gross sales and leases of the Product outside the Territory (the “Royalty”). VDC shall pay the Royalty on a quarterly basis and within ten (10) Business Days of the close of the preceding quarter.  The Royalty specifically excludes revenue achieved by VDC on Product service contracts or through other services rendered to VDC’s customers.

(b)         reimburse ACES *** of the monies ACES has expended as of the effective date of this Agreement (the “Reimbursement Amount”) for required Product approval(s) by gaming regulatory authorities outside the Territory (the “Reimbursement Payments”).  The Reimbursement Payments shall be made only after ACES supplies VDC with documentation that sufficiently substantiates, in

"CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION"

VDC’s judgment, the payments made by ACES for such required Product approval(s).  The Reimbursement Payments shall only become due when VDC achieves revenue from the sale or rental of the Product in the specific jurisdiction where ACES expended amounts for a required Product approval.  Such Reimbursement Payments shall consist of *** of VDC’s gross sales or leases in such jurisdiction, and shall be due according to the same schedule as the Royalty, until the payment in full of the Reimbursement Amount;

(c)          upon receipt of Product orders from ACES, arrange for the ordered Product to be dispatched for delivery to the location designated by ACES;

(d)         provide, free of charge (with the exception of any associated shipping charges, which shall be borne solely by ACES), Product upgrades of all units of the Product owned by ACES as of the effective date of this Agreement, so that all such units of the Product conform to the latest model specifications;

(e)          provide ACES with all reasonable information requested by ACES as necessary for registration, marketing and distribution of the Product;

(f)            provide such reasonable scientific and maintenance data to the ACES with regard to the maintenance, servicing, use and operation of the Product, as required; and

(g)         assist ACES, subject to mutual agreement as to reasonable location, costs and timing, in training its personnel in the Product, including without limitation, Product maintenance and sales.

ART. 7                                 ORDERING PROCEDURE & DELIVERY

7.1                                 Ordering Procedure.  ACES shall order Product (including spare parts and consumables) from VDC.  VDC estimates, without liability and as a guide only the following minimum orders and estimated delivery times:

Minimum units of Product per order:	one (1)
Estimated delivery time for minimum order:	twelve (12) weeks

VDC shall advise ACES of any delivery times in excess of the estimate above.  Once placed, such orders are irrevocable, unless the parties agree otherwise in writing.

7.2                               Dispatch.  The Product shall be dispatched to such locations as ACES directs in writing and in such packaging as agreed by ACES and VDC from time to time.  Title to all units of the Product remains in VDC until payment has been made in full to VDC.

7.3                               Documentation.  VDC shall, as soon as practicable, but no later than upon shipment of the Product, forward copies of all invoices, delivery notes, shipping documents and all other relevant documents specified in the order of ACES and necessary for customs clearance.

ART. 8                                 STOCK & INVENTORY LEVELS

ACES acknowledges that VDC will utilize ACES’ projections to determine Product manufacturing schedules and to estimate future demand in order to achieve high customer

"CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION"

satisfaction.  Within one month after the first anniversary of this Agreement, and each twelve months thereafter, VDC and ACES will agree to a minimum sales volume to be achieved for the succeeding twelve months.

ART. 9                                 DUTIES TO INSPECT AND CONFIRM

9.1                               Duty to Inspect.  Within sixty (60) days from delivery from VDC, ACES agrees to inspect each unit of the Product and to identify any defect, which is detectable by visual inspection and basic operation.

9.2                               Defective Product.  In the event that ACES believes a Product is defective or otherwise non-compliant in any way, Art. 13.4 (b) shall apply.

ART. 10                          PAYMENT TERMS

ACES shall purchase units of the Product at a price equivalent to *** of the price at which ACES sells units of the Product to its customers.  The parties recommend a customer sale price of *** per Product unit.  Any sale to a customer for less than the recommended sale price is to be agreed in writing by VDC.

ACES shall pay to VDC, by telegraphic transfer and in United States dollars:

(a)          an amount equal to fifty percent (50%) of the value of ACES order for Product (including spare parts and consumables) upon placing such order; and

(b)         the balance upon receipt of VDC’s invoice, which will be sent at the time of shipment to ACES of the ordered Product.

ART. 11                          MAINTENANCE OF INTELLECTUAL PROPERTY RIGHTS

11.1                        VDC Warranties.  VDC warrants and represents, to the best of its knowledge, that upon the Closing, it will possess the rights of the applicant and sole legal and sole beneficial owner for the provisional patents described in Schedule II.

11.2                        Trade Marks.  ACES may at its option, sell and distribute the Product in the Territory exclusively under any VDC registered trademarks and/or denomination.

11.3                        No Invalidating Acts.  ACES undertakes not to do any act that might invalidate or dilute VDC’s registration of, or title to, VDC’s Intellectual Property rights in the Product during the Term of this Agreement, as extended.

11.4                        Prior Consent.  ACES shall not undertake any action with respect to the registration, renewal or infringement of VDC’s Intellectual Property rights without the prior written consent of VDC.

11.5                        Notification of Infringement.  VDC shall indemnify and hold ACES harmless against liability or expense (excluding any consequential damages such as lost profits)

resulting from any claim or suit brought against ACES for infringement of a third party’s intellectual property arising out of ACES’ authorized use of Product in the Territory.  As a condition of VDC’s indemnification obligation, ACES must:

(a)          promptly notify VDC in writing of any such infringement claim or suit;

(b)         allow VDC to have control of the defense of such infringement claim or suit including control in all negotiations relating to settlement.  Provided however, that VDC may not settle any claim, which creates any liability against ACES without first obtaining ACES’ written consent; and

(c)          assist VDC, as reasonably requested, in the defense of such claim or suit.  VDC will reimburse ACES for agreed, reasonable out-of-pocket costs incurred in providing such assistance.

11.6                        Prosecution of Claim.  VDC may, at its sole cost and expense, prosecute any infringement claim against third parties in the Territory where VDC has Intellectual Property rights.  ACES will reasonably cooperate with VDC in such prosecution.

ART. 12                          PRODUCT WARRANTIES

12.1                        VDC Warranties.  VDC warrants that each unit of the Product will be:

(a)          free from defects in design, material and workmanship;

(b)         corresponds to its specifications detailed in Schedule I;

(c)          packed and labeled in accordance with ACES directions as to the requirements of all applicable laws in the Territory;

(d)         fit for the purpose defined in Schedule I hereto for the period of twelve (12) months for mechanical materials and workmanship and for six (6) months for all electrical materials and workmanship from the date of such Product retail sale or lease into the Territory.

12.2                        Exclusions.  VDC’s warranty in Art. 12.1 shall not apply in the event of:

(a)          improper use or failure to comply with Product maintenance instructions;

(b)         faulty handling, transportation or storage of Product;

(c)          failure to follow VDC operating or use instructions;

(d)         unauthorized alterations or modifications to the Product, whether by ACES, its Associate or any third party.

12.3                        Option to Repair.  If VDC supplies Product to ACES in breach of any warranty in this Agreement, VDC will promptly, at its option, repair, rectify or replace such Product.  Notwithstanding the preceding sentence, ACES may repair or replace any defective Product at the customer location, and if it is the subject of a proper warranty claim accepted by VDC, VDC will reimburse ACES for its time and materials at ACES’ then current wholesale labor rates to its casino customers and its wholesale parts costs.

12.4                        Warranty to ACES Customers.  ACES shall ensure that Product sold in the Territory is warranted to its customers in accordance with the wording detailed in Schedule IV and as required by Law.  ACES shall promptly inform VDC, via facsimile or email, of all warranty claims, together with all relevant information detailing the alleged Product defect, so that VDC and ACES may promptly evaluate and settle such warranty claim.  ACES shall not negotiate or settle any such claim without prior written approval from VDC.

12.5                        Survival of Warranties.  All representations and warranties contained or referred to in this Agreement or in any documents delivered pursuant to this Agreement shall survive termination of this Agreement.

ART. 13                          INDEMNIFICATION

13.1                        Indemnification by VDC.  Except as provided elsewhere in this Agreement, VDC will indemnify and hold ACES harmless against all Claims arising directly from:

(a)          VDC’s non-excludable statutory liabilities for Product under any application law, but specifically excluding those liabilities for which ACES is or may be responsible and/or which are excluded under this Agreement and/or for which ACES has indemnified VDC;

(b)         VDC’s breach of any warranty or representation given to ACES as set out in this Agreement; and/or

(c)          VDC’s negligent design or manufacture of the Product.

13.2                        Insurance.  VDC shall maintain Public Liability and Product Liability insurance with minimum coverage of one million dollars ($1,000,000), such policy to note ACES as an additional insured.  VDC shall, upon ACES request, provide a certificate of insurance, naming ACES as an additional insured.

13.3                        Exclusions.  Art. 13.1 shall not apply, and ACES shall have no Claim against VDC if:

(a)          the Product Claim was caused in whole or in part by the intentional or negligent acts or omissions of ACES, its employees, contractors or other third party;

(b)         ACES fails to notify VDC of any Product Claim, and such failure adversely affects or precludes VDC from defending such Product Claim, or fails to allow VDC to conduct any respective lawsuit and/or to adjust any such Claim; and/or

(c)          ACES recognizes or settles part or all of any Claim without VDC’s consent.

13.4                        Indemnification by ACES.  ACES will indemnify VDC against any Claim with respect to the Product:

(a)          in connection with or arising out of any act or omission of ACES or its employees or contractors.

(b)         Against any damage to the Product while in transit or during storage by ACES, at ACES’ premises or during distribution unless such Claim arises directly as a result of VDC’s negligence or constitutes (in relation to the specific Product concerned) a breach of any subsisting warranty in Art. 13 above.

ART. 14                          LIMITATION OF LIABILITY

14.1                        Exclusions.  Except as expressly provided in this Agreement, all warranties, terms, conditions or representations whether express, implied, statutory or otherwise are excluded.

14.2                        No Liability.  VDC is not liable for any damage to property or for any related consequential damages such as lost profits whatsoever, whether as a result of negligence on the part of VDC or its servants, agents or contractors or otherwise.

14.3                        Limitation of Liability.  VDC shall have no liability for any Claim relating to the Product to the extent that such Claim is caused directly by any of the following:

(a)          any act, omission or negligence on the part of ACES;

(b)         any failure by ACES to service, maintain or repair the Product in accordance with VDC specifications and instructions, and competent service, maintenance and repair standards and practices;

(c)          any Product defect arising after dispatch, which is not a manufacturing or design defect attributable to VDC.

If VDC must indemnify ACES pursuant to this Agreement, VDC’s liability shall be limited to the lower of the cost of replacing the Product, obtaining equivalent Product or repairing the Product.  VDC shall have no liability for any Claim to the extent that such Claim is caused directly by any manufacturing or design defect in the Product attributable to ACES.  In this Art. 14, any reference to VDC or ACES means and includes their respective employees, agents, contractors or representatives, and in the case of ACES, also includes its Product customers and lessees.

ART. 15                          CONFIDENTIALITY

15.1                        Obligation of Confidentiality.  The parties undertake to maintain the confidentiality of any and all technical and marketing information, Intellectual Property and data (collectively, the “Confidential Information”) which they have obtained under this Agreement, and hereby agree not to disclose or divulge such Confidential Information to others at any time, unless that Confidential Information (or any part thereof):

(a)          must be disclosed by law within any part of the Territory;

(b)         must be disclosed to governmental agencies in connection with the registration of the Product; or

(c)          is already in the public domain other than by breach of confidence by the recipient.

15.2                        Limited Disclosure Permitted.  In the event that ACES or VDC discloses any Confidential Information of the other, it shall:

(a)          forthwith and where possible, inform the other of the nature and extent of any such anticipated disclosure before disclosure occurs; and

(b)         only disclose the minimum such Confidential Information required to satisfy the requirements of the applicable Law, registration authority or other party mandating disclosure.

15.3                        Written Release.  The obligations in this Art. 15 exclude any Confidential Information which one party provides written authority for the other party to disclose under specific circumstances, such as in certain cases involving promotional or marketing purposes.

ART. 16                          TERMINATION OF AGREEMENT

16.1                        Immediate Termination.  Without prejudice to any other right or remedy it may have, either party (the “Terminating Party”) may immediately terminate this Agreement by providing written notice to the other party (the “Defaulting Party”) if:

(a)          the Defaulting Party goes into liquidation or bankruptcy other than for purposes of reconstruction or if any official manager administrator, receiver or similar functionary is appointed to the Defaulting Party;

(b)         the Defaulting Party commits a Material Breach of the Agreement and fails to rectify such breach within thirty (30) days after receiving written notification from the Terminating Party describing such breach;

(c)          the Defaulting Party has its business or business activities closed down by the executive or judicial authorities in the Territory;

(d)         an application or order is filed with, made to or by a court or a resolution is passed for the winding up of the Defaulting Party or notice of intention to propose such a resolution is given;

(e)          a person holding a security interest in assets of the Defaulting Party enters into possession of or takes control of any of those assets or takes any steps to enter into possession or control of any of these assets; or

(f)            it becomes unlawful for the Defaulting Party to perform its obligations under the Agreement.

16.2                        Termination of ACES.  Without prejudice to any other right or remedy either party may have, ACES may terminate this Agreement at any time by giving three months notice in writing of its intention to do so.

ART. 17                          RIGHTS AND DUTIES OF THE PARTIES UPON TERMINATION

17.1                        Return/Destruction of Unsold Product.  In the event of the termination of this Agreement for whatever reason, ACES:

(a)          may return for full credit of all amounts paid for all Product (including spare parts and consumables) in ACES’ possession which are still originally packed and in new and resaleable condition and not otherwise subject to a current customer order;

(b)         may destroy all Product not in a resaleable condition unless such Product is purchased by ACES for Product maintenance, service or warranty purposes;

(c)          shall return all consignment parts held;

(d)         shall forthwith return to VDC all copies and/or other reproductions of any kind concerning the Product, including without limitation, technical and scientific documents, and marketing material, excluding any technical and scientific documents necessary to provide ongoing service and maintenance for the Product; and

(e)          shall forthwith pay all monies owing to VDC in accordance with this Agreement.

ART. 18                          FORCE MAJEURE

18.1                        No Liability.  Neither party shall be responsible or liable for any delay or failure in the performance of its duties under this Agreement, if such delay or failure shall be due to Force Majeure.

18.2        Prompt Notice.  Each party shall promptly notify the other in writing of any Force Majeure situation or event affecting it and shall use its best efforts to:

(a)   avoid or remove such causes of non-performance; and

(b)   continue performance hereunder forthwith whenever such causes are removed.

18.3                        Payments Excluded.  Arts. 18.1 and 18.2 shall not apply to an obligation to pay money under this Agreement, which is a material obligation where time is of the essence.

ART. 19                          GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, United States of America, and each party submits to the non-exclusive jurisdiction of the state and federal courts located in Las Vegas, Nevada.

ART. 20                          DISPUTE RESOLUTION

In the event a dispute arises between the parties, the parties shall negotiate in good faith for the purpose of expeditiously resolving such dispute, and where they are unable to do so within ninety (90) days, the parties may either agree to the appointment of an arbitrator and the terms surrounding the appointment of an arbitrator or may pursue their own course of action.

ART. 21                          GENERAL PROVISIONS

21.1                        Interpretation.  Unless the context otherwise requires, headings and underlinings are for convenience only and do not affect the interpretation of this Agreement; words importing the singular include the plural and vice versa; a reference to any thing includes a part of that thing; a reference to a part, Article (“Art.”), Schedule (“Sch.”), clause or party is a reference to a part of, article of, schedule of, clause of or party to, this Agreement; a reference to a document includes an amendment or supplement to or replacement or novation of, that document; where the day on which a thing is to be done is not a Business Day, that thing must be done on or by the succeeding Business Day.

21.2                        Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the matters contemplated by this Agreement and revokes and supersedes all previous agreements, arrangements or understandings.

21.3                        Variation.  Except as otherwise provided for herein, modifications or any amendments to this Agreement (including any derogation of this clause) shall be valid only if made in writing. Evidence as to the contents of this Agreement may only be produced in the form of written documents duly executed by each of the parties hereto or where this Agreement expressly provides, by any one party.

21.4                        Assignment.  Other than as required for the operation of Article 4.2, neither party may assign this Agreement or any part thereof without the prior written consent of the other, which consent shall not be unreasonably withheld.

21.5                        No Waiver.  Failure of any party to insist upon the strict and punctual performance of any of the provisions hereof shall not constitute a waiver nor an estoppel against asserting the right to require such performance.  A waiver or estoppel in one instance shall not constitute a waiver or estoppel with respect to a later breach, whether of similar nature or otherwise. Nothing in this Agreement shall prevent a party from enforcing its rights by such remedies as may be available under the law.

21.6                        Notices.  All notices and other communication under this Agreement to any party shall be in writing and shall be deemed given when delivered personally to that party, transmitted via facsimile (with electronic confirmation) to that party at the facsimile number set forth below, mailed by certified mail (postage prepaid return receipt requested) to that party at the address set forth below, or delivered by Federal Express or any similar internationally recognized express delivery service for delivery to that party at that address:

If to VDC:
Address:	6830 Spencer Street
Las Vegas, Nevada 89119
United States
Facsimile:	702 733 7197
Attention:	Mr. Steven J. Blad
President and Chief Executive Officer
With a copy to:	Stacie L. Brown
Corporate Counsel
If to TCS Aces:

Address:	41-43 Dickson Avenue
Artarmon, NSW
Australia
Facsimile:	612 9906 2488
Attention:	Mr. Bryan Jenkins
Director

21.7                        Severance.  Any provision in this Agreement which infringes any Law shall, to the extent of the infringement, be deemed void and severable, without affecting the validity of the remainder of the Agreement.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first set forth above.

VendingData Corporation,
a Nevada corporation

By:	/s/ Steven J. Blad
Steven J. Blad
Its:	President and Chief Executive Officer

TCS ACES Pty Ltd

By:	/s/ Bryan Jenkins
Bryan Jenkins
Its:	Managing Director

SCHEDULE I

PRODUCT & PRODUCT PERFORMANCE SPECIFICATIONS

One unit of the Product comprises:

(a)                        DECK-CHECKER® card scanning and verification machine, including one output box and one roll of paper;

(b)                       Computer software for programming the machine to accept different manufacturer’s cards, not including the Source Code;

(c)                        Includes the annexed list of consumables and spare parts;

(d)                       Product design Level Model No. 1 Design drawing DAT-DDC-1; Issue No. 3 1-5-2000; and

(e)                        Any subsequent upgrade or new model.

PRODUCT PERFORMANCE SPECIFICATIONS

An electromechanical device that uses optical character verification software and hardware in combination to automatically check one face of paper playing cards, ensuring completeness or otherwise of individual suits in terms of the number of decks (packs) placed into the machine by the operator. In order to perform its recognition and verification functions, the machine must be specifically programmed for each card type by the manufacturer or its authorized representative.

The device will not recognize cards that have obscure symbols or denominations, cards that are poorly printed or printed out of registration or die-cut in such a way as to move the recognition parameters beyond the programmed recognition zone.

The device will not accept cards that are badly damaged (either bent or torn) so as to prevent them passing freely through the feed-slot of the hopper-loader. Because the feed mechanism is designed to accept single cards at any one time, two or more cards that are stuck together due to the presence of food or beverage residue will not pass through the feed-slot.

The device will display on its LCD screen, or by issuing a printed report, the status of the cards examined in terms of completeness or otherwise e.g. Passed; Failed - extra cards, missing cards, cards unrecognized, boxed cards.

Exposure to dirt, dust, moisture, vibration, electrical interference or the permitting of extraneous light (particularly from a fluorescent source) to enter the camera’s field of view may prevent the proper operation of the device.

The device is designed to operate in a normal office environment (humidity not exceeding 40%) and located away from devices or equipment that emit electrical interference.

The device is programmed to display or print a report showing the following information:

Operator #(6 digits)

Table #(6 digits)

Time

Date

Type or card (name of manufacturer)

Game type for which the cards will or have been used

Packs #(decks)

Cards #(total number examined)

Seal # (optional)

The device is able to examine approximately 200 cards per minute.

Operating power requirements are a constant 240 Volts AC at 50 Hz and a maximum 10 amps without spikes or surges.

Each device is supplied complete with one out-put box with a separate lid. The out-put box is capable of being sealed for security purposes with a tamper-evident seal (not supplied).

SCHEDULE II

INTELLECTUAL PROPERTY

A.            PATENTS

PCT/AU00/00150 filed 24-2-00 claiming priority from

1.                    Provisional Patent No. 1444 filed 6 July 1999

2.                    Provisional Patent No. PQ 4297 filed 24 November 1999

and designating all countries including United States of America, Canada, Europe and Australia (details to be advised). The parties on a case-by-case basis will review additional countries.

B.                                    COPYRIGHT MATERIALS

1.                   Operator Training and Service Manuals

2.                   Operating Software

3.                   Such other documentation as VDC may provide to ACES from time to time.

SCHEDULE III

MAINTENANCE, SERVICE & WARRANTY OBLIGATIONS

1.                                       ADEQUATE STOCK

TBA

2.                                       PRODUCT SERVICE & MAINTENANCE

TBA

3.                                       PRODUCT WARRANTY

ACES agrees to include the following warranty statement to all purchasers, lessees or others to whom ACES supply the PRODUCT:

Subject to the warranty conditions below, this new Product is expressly warranted VendingData Corporation (“VDC”) against Product defects in materials and workmanship for a period of:

(a)  twelve (12) months with respect to all mechanical materials and workmanship; and

(b)  six (6) months with respect to all electrical materials and workmanship related thereto from the date of original supply by ACES or its agent (“Distributor”). This warranty applies only to an original supply from the Distributor or its agent made for other than the purpose of resale, and is limited to, at VDC’s option, the repair or replacement of any defective part.

This warranty shall not cover damage, malfunction or failure arising from accident, misuse or misapplication, improper or unauthorised repair, neglect, modification or use of unauthorised replacement parts or accessories, software or interfacing supplied by the customer, or improper voltage. The warranty shall be void if the rating label or serial number is removed or altered.

VDC is not and shall not be liable for any loss or damage to any person or entity arising directly or indirectly as a result of:

(a)       Any Product defect including without limitation, any defect causing or contributing to personal injury or death, loss of profits or consequential damage of any sort;

(b)       Product misuse including without limitation, failure to properly comply with recommended Product operating, maintenance and servicing procedures;

(c)        Any other claim, action, damage, demand, liability, fine or cost including without limitation, those with respect to negligence, personal injury or death; and

(d)       Any act, neglect or default arising after the Product left its manufacturer including without limitation, Product tampering or damage.

This warranty expressly excludes VDC from liability for negligence or for incidental, consequential, indirect or special damages, including without limitation, loss of actual or anticipated revenue or loss of business or custom of any kind.

This warranty is in addition to other warranties express or implied, under any applicable mandatory statute (such as the Trade Practices Act 1974).